Exhibit 21

                             ACTV, Inc. Subsidiaries


ACTV Entertainment, Inc.
HyperTV Networks, Inc.
The Los Angeles Individualized Television Network, Inc.
3D Virtual, Inc.
The Florida Individualized Television Network, Inc.
The New York Individualized Television Network, Inc.
The San Francisco Individualized Television Network, Inc.
The Northwest Individualized Television Network, Inc.
The Texas Individualized Television Network, Inc.
The Rocky Mountain Individualized Television Network, Inc.